UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 7, 2012

ONLINE INTERNET NETWORK, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54607	26-3195252
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8985 Aero Drive, Suite 200
San Diego, CA 92123
(Address of Principal Executive Offices, including zip code)

(559) 313-1038
(Registrant’s telephone number, including area code)

Copies of Communications to:
Stoecklein Law Group, LLP
Columbia Center
401 West A Street
Suite 1150
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-0556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01  Other Events

On June 7, 2012, we completed the spin-off (the “Spin-Off’) of the Company, and Squareroot. Prior to the Spin-Off, Squareroot was a wholly-owned subsidiary of the Company. In connection with the Spin-Off, the Company entered into the following Agreements (collectively, the “Spin-Off Agreements”):

·
a Separation and Distribution Agreement that sets forth the arrangements among the Company and Squareroot regarding the principal transactions to separation, and that governs the relationship of the Company and Squareroot after the Spin-Off;

·	Trademark License and Royalty Agreement that sets forth the arrangements among the Company and Squareroot to assign the Squareroot trademark to Squareroot

The Company and Squareroot entered into a definitive Distribution Agreement governing the terms and conditions of the Spin-Off. The Spin-Off will be accomplished by the distribution by the Company of all shares of Squareroot owned by it, among the shareholders of the Company on a pro rata basis. Each shareholder of the Company of record on May 21, 2012, the Distribution Record Date, will be distributed one share of Squareroot common stock for each share of the Company stock owned by them.

The Company and Squareroot entered into a Trademark Assignment and Acquisition Agreement, whereby the Company irrevocably assigns the Squreroot Mark in connection with the manufacturing, sub-contract manufacturing, production, marketing, promotion, distribution and sale of the surf leash product. The Company acknowledges that Squareroot will have the exclusive right to ownership and use of the trademarks owned by the Company in lieu of any of the Marks on the product.

Section 9 – Financial Statements and Exhibits

Item 9.01 Exhibits

Exhibit Number	Description
2.1	Separation and Distribution Agreement between Sport Tech Enterprises, Inc. and Squareroot, Inc., dated May 22, 2012.
2.2	Trademark Assignment and Acquisition Agreement between Sport Tech Enterprises, Inc., and Squareroot, Inc., dated May 22, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ONLINE INTERNET NETWORK, INC.

By: /S/ Jeanette Lucas
Jeanette Lucas, President

Date:  June 18, 2012